Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors

VeriSign, Inc.:

We consent to the use of our reports dated February 16, 2018, with respect to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference in the prospectus.

/s/ KPMG LLP

McLean, Virginia
February 20, 2018